Exhibit 8

SUBSIDIARIES OF THE REGISTRANT

The following is a list of the ILOG subsidiaries along with their jurisdiction of incorporation and the name under which they do business:

ILOG Inc., Sunnyvale, California

ILOG (s) Pte Ltd., Singapore

ILOG GmbH, Bad Homburg, Germany

ILOG Ltd., Tokyo, Japan

ILOG S.A., Madrid, Spain

ILOG Ltd., Bracknell, England

ILOG Pty Ltd., Sydney, Australia

ILOG Software Technology Co. Ltd, Shanghai, China